CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of the James Alpha Funds Trust d/b/a Easterly Funds Trust and to the use of our reports dated January 27, 2023 on the financial statements and financial highlights of the funds comprising of the James Alpha Funds Trust d/b/a Easterly Funds Trust. Such financial statements and financial highlights appear in the 2022 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

March 29, 2023